Exhibit 99.1

PRESS RELEASE

Date:	April 21, 2004

CONTACTS:

	David P. Kershaw Executive Vice President & Chief Financial Officer 315-475-4478	Joseph M. Russo Vice President Marketing and Investor Relations 315-475-6710

Alliance Financial Reports 12% Rise in First Quarter Net Income

SYRACUSE, NEW YORK {April 21, 2004}
Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., reported net income for the quarter ended March 31, 2004 increased 12.1% to $1.9 million, while diluted earnings per share of $0.52 increased 8.3% when compared with the same period in 2003.

The Company also reported that its return on average assets for the first quarter 2004 was 0.90%, up from 0.87% reported in the first quarter of 2003, while its return on average equity at 11.19% also improved when compared with a 10.68% return reported for the same period in 2003.

“Our solid performance in the first quarter was the result of record loan levels and improved asset quality, which combined to offset continued compression of our net interest margin,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation.

Also favorable in the first quarter was the performance of the bank’s two newest branches in Syracuse and Cicero. “Performance to date at our new branch locations has exceeded our expectations and confirms the increasing awareness of the Alliance Bank brand in Onondaga County,” commented Webb.

Year-over-year first quarter 2004 net interest income increased to $7 million, as a $69 million, or 9.5%, increase in average earning assets generated revenue that more than offset the negative impact that resulted from a 31-basis-point decline in the net interest margin. The increase in average earning assets resulted as average loans grew at a 15.5% rate over the prior year first quarter. A decline of 72 basis points in overall asset yields, chiefly attributable to lower yields on the residential mortgage and indirect auto loan portfolios, contrasted with a 45-basis-point decline in the average rate paid on interest bearing liabilities.

The Bank’s provision for loan loss expense declined from $953,000 reported in the first quarter of 2003 to $14,000 for the quarter ended March 31, 2004. The decline reflected significant improvement in the quality of the loan portfolio. Net loans charged off, as a percentage of average annualized loans, declined from 0.28% for the quarter ended March 31, 2003 to 0.16% for the quarter ended March 31, 2004. Loan delinquency, as measured by the percentage of loans past due 30 days or more and nonaccruing to total loans, also improved for the comparable quarters declining from 1.77% to 1.33%. At March 31, 2004, the ratio of non-performing loans to total loans was 0.91%, down 31.6%, from the 1.33% ratio reported a year earlier.

Non-interest income for the 2004 first quarter increased 8.8%, with the improvement attributable to increased service fees on deposit accounts, growth in trust and brokerage revenues, and improved returns on bank-owned life insurance. Non-interest expense for the comparable periods increased 16.7%, with a significant percentage of the increase relating to costs associated with the bank’s opening of two new branches during this year’s first quarter.

As of March 31, 2004, total assets were $862.6 million, increasing $83.5 million, or 10.7%, compared with March 31, 2003. The growth in assets over the past 12 months reflects a $61.8 million, or 14.6%, increase in loans, and an increase of $11.2 million, or 3.6%, in the investment portfolio. The loan portfolio growth during the last 12 months has been driven by increases in residential mortgage, commercial, indirect auto, and home equity lines of credit. At March 31, 2004, deposits of $620 million were up 9.6% compared with a year ago, with the growth rate positively impacted by the build in retail deposits associated with the new branch openings, as well as strong growth in commercial and public fund deposits. Borrowings of $163.1 million at March 31, 2004 were up 15.4% when compared to March 31, 2003.

Shareholders’ equity at March 31, 2004 was $69.2 million, or 8% of assets, compared with $62.8 million, 8.1% of assets on the same date the prior year. An increase of $6.4 million, or 10.2%, in shareholders’ equity over the past 12 months reflects the addition of net income after payment of dividends and proceeds from the issuance of common stock in connection with the exercise of stock options. On March 18, 2004, the Company declared its regular quarterly dividend of $0.21 per share. The dividend was paid on April 9, 2004.

For a copy of this release including first quarter 2004 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 20 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.